Exhibit 99.1
AmerisourceBergen Appoints Elizabeth Campbell to Executive Vice President and Chief Legal Officer
John Chou, current Executive Vice President and Chief Legal Officer, to retire after nearly 20 years of service

CONSHOHOCKEN, PA (August 18, 2021) – AmerisourceBergen, a global healthcare leader, announced the appointment of Elizabeth Campbell as Executive Vice President and Chief Legal Officer. Ms. Campbell will report directly to Steven H. Collis, Chairman, President and Chief Executive Officer, and will succeed John Chou, who has decided to retire after nearly 20 years of leading AmerisourceBergen’s legal function. As part of a planned transition, Mr. Chou will assume the role of Executive Vice President and Special Advisor to the Chairman & CEO where he will work closely to oversee the completion of post-closing negotiations and integration with Alliance Healthcare through the first part of calendar 2022.

“AmerisourceBergen has benefited from John’s leadership and lasting contributions to the organization,” said Collis. “I am personally and professionally grateful for John’s integrity, innovation and fierce intellect, which he displayed for more than two decades while always keeping our team members, customers and the patients we ultimately serve at the forefront.”

“As we continue to advance our company to provide innovation and global healthcare solutions, I am thrilled to welcome Elizabeth to our executive management team. She is a proven advisor with exceptional legal leadership and expertise and an in-depth knowledge of our business and industry,” Collis continued. “Elizabeth’s unmatched track record and legal execution make her an exceptional leader who will help AmerisourceBergen deliver long-term value for all its stakeholders as a leading global healthcare provider.”

In her new role, Ms. Campbell will oversee all legal and regulatory teams at AmerisourceBergen, and will serve as the primary legal advisor for senior management and the Board of Directors. Ms. Campbell has more than 11 years of experience at AmerisourceBergen, most recently as Deputy General Counsel, where she oversaw the legal teams that support all of AmerisourceBergen’s businesses and corporate, litigation, labor and employment, and intellectual property matters. Previously, Campbell worked as an attorney in a private practice in Philadelphia and Pittsburgh for more than 10 years. Ms. Campbell holds a Juris Doctor from the University of Pittsburgh.

About AmerisourceBergen
AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 41,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #8 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at www.amerisourcebergen.com.